Exhibit 14.1



            CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Agreement and Plan of Reorganization" in the Prospectus/Proxy Statement of the Automated Government Money Trust, a portfolio of Money Market Obligations Trust, and to the incorporation by reference of our report dated September 13, 2002 with respect to the financial statements and financial highlights included in the July 31, 2002 Annual Report to Shareholders, which Prospectus, Statement of Additional Information, and Annual Report to Shareholders are incorporated by reference in the Prospectus/Proxy Statement included in this Registration Statement on Form N-14 of Money Market Obligations Trust.


                                          /s/ ERNST & YOUNG LLP
                                          ERNST & YOUNG LLP

Boston, Massachusetts
August 21, 2003